EXHIBIT 99.1

GALECTIN THERAPEUTICS INC.

FOR IMMEDIATE RELEASE

Galectin Therapeutics Inc. Receives OK from FDA to Proceed with First Human Clinical Trial for Treatment of Fatty Liver Disease with Advanced Fibrosis

Norcross, GA, March 5, 2013 – Galectin Therapeutics (NASDAQ:GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, announced today that following review of its Investigational New Drug (IND) application, the US Food and Drug Administration (FDA) notified the company that it may proceed with a Phase 1 clinical trial. The first-in-man Phase 1 clinical trial will support a proposed indication of GR-MD-02 for treatment of non-alcoholic steatohepatitis (NASH, or fatty liver disease) with advanced fibrosis.

“There are currently no approved medical treatments available for patients with NASH and advanced fibrosis. This decision by the FDA is an important milestone in our clinical development program to bring forward a treatment option for these patients,” said Dr. Peter G. Traber, President, Chief Executive Officer, and Chief Medical Officer of Galectin Therapeutics Inc. “We have recruited a world-class group of clinical investigators and engaged CTI of Cincinnati Ohio, a full service Clinical Research Organization with extensive experience in liver-related clinical trials, to run the operations of the Phase 1 clinical trial.”

The Phase 1 Clinical Trial is entitled, “A Multi-Center, Partially Blinded, Maximum Tolerated Multiple Dose Escalation, Phase 1 Clinical Trial to Evaluate the Safety of GR-MD-02 in Subjects with Non-Alcoholic Steatohepatitis (NASH) with Advanced Hepatic Fibrosis” and will be conducted in up to seven centers in the United States. It is anticipated that the enrollment and infusion of the first cohort will begin in May, 2013. Future communications will outline study sites and investigators, notification of first infusion of patients, and expected milestone timings for the study.

About NASH

NASH has become a common disease of the liver with the rise in obesity rates, affecting 9 to 15 million people, including children, in the United States. NASH is characterized by the presence of fat in the liver along with inflammation and damage in people who drink little or no alcohol. Over time, patients with NASH can develop fibrosis, or scarring of the liver, and it is estimated that as many as 3,000,000 will develop cirrhosis, a severe liver disease where transplantation is the only current treatment available. Approximately 6,300 liver transplants are done on an annual basis in the United States.

About Galectin Therapeutics Inc.

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company's unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include our plans, expectations and goals regarding the clinical trial and estimates regarding those impacted by NASH. Our plans, expectations and goals regarding the clinical trial are subject to factors beyond our control. Our clinical trial may not begin or produce positive results in a timely fashion, if at all, and any necessary changes during the course of the trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing and we may not be able to achieve the desired results. Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse impact on our ability to achieve revenues from this proposed indication. Plans regarding development, approval and marketing of any of our drugs, including GR-MD-02, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2011, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact
Galectin Therapeutics Inc.
Peter G. Traber, MD, 678-620-3186
President, CEO & CMO
ir@galectintherapeutics.com